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                                                                       EXHIBIT 5
                                          October 28, 1994

Board of Directors
General DataComm Industries, Inc.
1579 Straits Turnpike
Middlebury, CT 06762-1299

               Re: Registration Statement on Form S-3

Gentlemen:

     Reference is made to the registration statement, (the "Registration Statement"), which General DataComm Industries, Inc. (the "Corporation") is filing on this date with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 2,070,000 shares of the Common Stock of the Corporation.

     Pursuant to your request, we have examined those of the Corporation's records deemed relevant by us for the purpose of furnishing you with our opinion concerning the legality and validity of issue of the shares of Common Stock of the Corporation covered by the Registration Statement.

     Based upon the foregoing, we are of the opinion that:

     1. The Corporation is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

     2. All of the shares of Common Stock proposed to be registered by the Registration Statement when issued and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable by the Corporation with no personal liability attaching to the ownership thereof.

     We herewith give our consent to the use of this opinion as an exhibit to the herein referred to Registration Statement and to the use of our name therein.

                                          Very truly yours,

                                          WEISMAN, CELLER, SPETT & MODLIN